EXHIBIT 23.3

Letter re: Unaudited Interim Financial Information

January 8, 2007

CVS Corporation
Woonsocket, Rhode Island

Re: Registration Statement No. 333-139470

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our reports dated May 8, 2006, August 8, 2006 and November 1, 2006 related to our reviews of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

 /s/ KPMG LLP
KPMG LLP
Providence, Rhode Island